Exhibit 99.1

PRESS RELEASE

ADHEREX FILES TO DELIST FROM THE AMEX

— Stock Continues to Trade on TSX —

Research Triangle Park, NC, January 9, 2009 — Adherex Technologies Inc. (AMEX:ADH, TSX:AHX), a biopharmaceutical company dedicated to solving problems for patients with cancer, today announced that the Company has filed to voluntarily delist its common stock from the NYSE Alternext US LLC (formerly, the American Stock Exchange or “AMEX”). After receiving a notice from AMEX indicating that the Company failed to meet certain of the AMEX continued listing requirements, as previously announced by the Company on December 10, 2008, the Company’s Board of Directors elected not to submit a plan of compliance and voluntarily file for delisting.

To effect the delisting, the Company intends to file with the Securities and Exchange Commission a Form 25, Notification of Removal from Listing and/or Registration, on or about January 19, 2009. The Company expects that trading of its shares on the AMEX will be terminated on or about January 29, 2009. Until the AMEX delisting becomes effective on or about January 29, 2009, the Company’s common stock will continue to trade on the AMEX under the symbol “ADH”. The Company’s stock listing will be noted with “.BC” after its trading symbol to reflect its non-compliance with the AMEX listing requirements. The Company’s common stock continues to trade under the symbol “AHX” on the Toronto Stock Exchange.

About Adherex Technologies

Adherex Technologies Inc. is a biopharmaceutical company dedicated to the discovery and development of novel cancer therapeutics. We are in the business of solving problems for patients with cancer. We have multiple products in the clinical stage of development, including eniluracil, ADH-1 and sodium thiosulfate (STS). Eniluracil, an oral dihydropyrimidine dehydrogenase (DPD) inhibitor, is being developed to improve the tolerability and effectiveness of 5-fluorouracil (5-FU), one of the most widely used oncology drugs in the world. ADH-1 is a biotechnology compound which selectively targets N-cadherin, a protein present on certain tumor cells and the blood vessels of solid tumors. STS is a chemoprotectant being developed to reduce or prevent hearing loss that may result from treatment with platinum-based chemotherapy drugs. With a diversified portfolio of unique preclinical and clinical-stage cancer compounds and a management team with expertise in identifying, developing and commercializing novel cancer therapeutics, Adherex aims to become a leader in developing innovative treatments that address important unmet medical needs in cancer. For more information, please visit our website at www.adherex.com.

This press release contains forward-looking statements that involve significant risks and uncertainties. The actual results, performance or achievements of the Company might differ materially from the results, performance or achievements of the Company expressed or implied by such forward-looking statements. We are subject to various risks, including the adverse impact of our stock no longer being listed on the AMEX, our need for additional capital to fund our operations, our history of losses, current and anticipated conditions in the economy and financial markets, our ability to continue to meet the listing requirements of the Toronto Stock Exchange, the uncertainties of clinical trials, drug development and regulatory review, the early stage of our product candidates, our reliance on collaborative partners, and other risks inherent to the biopharmaceutical industry. For a more detailed discussion of related risk factors, please refer to our public filings available at www.sedar.com and www.sec.gov.

For further information, please contact:

D. Scott Murray

Senior Vice President, Corporate Development

Adherex Technologies Inc.

T: (919) 484-8484

info@adherex.com